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                                   EXHIBIT 3.6

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                            CERTIFICTE OF DESIGNATION
                                       OF
                     NORTH AMERICAN TECHNOLOGIES GROUP, INC.

     NORTH AMERICAN TECHNOLOGIES GROUP, INC. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     That the Corporation was originally incorporated under the name of "Mail Boxes Coast to Coast, Inc" by the filing of a Certificate of Incorporation with the Secretary of State of the State of Delaware on December 24, 1986.

     That a Certificate of Designation of 5% Convertible Preferred Stock was filed on December 31, 2001, and a Certificate of Correction to that filing as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware was filed on April 11, 2002 (as amended, the "Certificate of Designation").

     That the Board of Directors of the Corporation, by majority vote at a meeting duly called and held, adopted a resolution authorizing and approving the amendment of the Certificate of Designation by adding a new Section 3(g) as set forth below, and that a majority in interest of the holders of the preferred stock approved the amendment as hereafter set forth:

     "(g) Mandatory Conversion Effective November 11, 2003, each share of 5% Preferred shall be converted, without any action on the part of the holder thereof, at the principal office of the Corporation or any transfer agent for the 5% Preferred, into one fully paid and nonassessable share of Common Stock. Upon such conversion, the aggregate amount of any declared but unpaid dividends (including any interest accrued thereon calculated as of the date of conversion) on the 5% Preferred shall also be converted into Common Stock at the Conversion Price as defined and calculated in Section 3(a)(i) hereof."

     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Corporation, has signed this certificate on this 22nd day of October, 2003.

                                        NORTH AMERICAN TECHNOLOGIES
                                        GROUP, INC.


                                        By: /s/ Henry W. Sullivan
                                                --------------------------------
                                                Henry W. Sullivan, President and
                                                Chief Executive Officer